Exhibit 10.9

PLACEMENT AGENT AGREEMENT

This Placement Agent Agreement (this “Agreement”) is made as of October 20, 2023 between AMG Distributors, Inc., a Delaware corporation (the “Placement Agent”), and Comvest Credit Partners BDC Fund, L.P., a Delaware limited partnership (the “Fund”).

RECITALS

WHEREAS, the Placement Agent is a broker dealer registered with the SEC and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Fund intends to convert by operation of law to a Delaware statutory trust, be renamed AMG Comvest Senior Lending Fund, and elect to be treated as a business development company under the 1940 Act (as defined below); and

WHEREAS, in accordance with the terms and conditions of this Agreement, the Placement Agent desires to assist the Fund, on a best-efforts basis, with the solicitation of Eligible Purchasers (as defined below) to purchase Fund Interests (as defined below), and the Fund desires to utilize the services of the Placement Agent as set forth herein.

NOW THEREFORE, in consideration of the promises and mutual agreements herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Placement Agent and the Fund hereby agrees as follows:

AGREEMENT

1.	Definitions. Unless the context otherwise requires, the following terms shall have the following meanings in this Agreement:

a.	“1940 Act” means the Investment Company Act of 1940, and the rules and regulations thereunder, as amended from time to time.

b.	“Advisers Act” means the Investment Advisers Act of 1940, and the rules and regulations thereunder, as amended from time to time.

c.	“Applicable Law” means all applicable governmental, regulatory, and self-regulatory laws, statutes, rules and regulations, as shall be amended, modified, reenacted or replaced from time to time.

d.	“Eligible Purchaser” means a person or entity meeting the criteria of an eligible purchaser as described in the Offering Documents of the Fund.

e.	“Fund Interests” means the ownership interests in and of the Fund.

f.	“General Partner” means the general partner of the Fund.

g.

“Offering Documents” means, with respect to the Fund, collectively, such private offering memoranda (if applicable), Fund organizational documents, subscription documents and/or such other documents related thereto used in connection with the offer and sale of Fund Interests (each such document, an “Offering Document”).

h.

“Person” means a natural person or a corporation, partnership, trust, limited liability company, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

i.

“Registered Representative” means an associated person of the Placement Agent who has been duly qualified and licensed as a registered representative of the Placement Agent pursuant to the applicable rules and regulations of FINRA.

j.	“SEC” means the U.S. Securities and Exchange Commission.

k.	“Securities Act” means the Securities Act of 1933, and the rules and regulations thereunder, as amended from time to time.

2.

Engagement as Placement Agent. The Fund hereby engages the Placement Agent to solicit only Eligible Purchasers to purchase Fund Interests in the Fund in compliance with Applicable Law, the terms and conditions of the Offering Documents, and this Agreement. The duties of the Placement Agent will include:

a.	identification of appropriate contacts at Eligible Purchasers;

b.	providing advice with respect to general market conditions and certain potential terms that may be required to obtain Eligible Purchaser subscriptions in current market conditions;

c.	meeting with Eligible Purchasers regarding the Fund;

d.

contacting Eligible Purchasers and/or arranging and/or attending presentation meetings between Eligible Purchasers and representatives of the Fund (including similar follow-up meetings), and forwarding to the Fund any requests for additional information from Eligible Purchasers;

e.	coordinating with, and assisting the Fund, on input on presentation meetings and due diligence requests from the Eligible Purchasers with respect to the offering of Fund Interests;

f.	providing Eligible Purchasers with a copy of the Offering Documents (subject to all applicable laws);

g.

providing the Fund with regular periodic updates (no less frequently than monthly during active sales campaigns) and analyses of Eligible Purchasers contacted and their status, but any failure to timely deliver such update shall not be considered an actionable breach hereunder;

h.

maintaining accurate records of all prospective investors to whom it distributes the Offering Documents, including by providing the Fund, prior to the final closing of the Fund, a list of all such prospective investors and a record of any meetings in which such prospective investors participated; and

i.	such other services in connection with the formation of the Fund and the offer and sale of Interests as may be agreed upon from time to time by the Placement Agent and the Fund.

The Placement Agent hereby accepts such engagement.

3.	Representations, Warranties and Covenants of the Fund. The Fund hereby represents, warrants and covenants to the Placement Agent as follows:

a.

The Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and in which the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement.

b.

The Fund has full power and authority to approve, execute, deliver and perform its obligations under this Agreement, and when so approved, executed and delivered, this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

c.

Other than with respect to information expressly provided by the Placement Agent to the Fund in writing for inclusion in the Offering Documents or Approved Materials (as defined below), the Placement Agent is entitled to rely upon and use all information contained in the Offering Documents and Approved Materials and will not in any respect be responsible for the accuracy or completeness of the contents of the Offering Documents or Approved Materials, as well as information that is available from public sources (the use of which shall have been pre-approved by the Fund in writing), when furnished in its entirety to Eligible Purchasers in connection with the services contemplated hereunder.

d.

(i) The Fund Interests are being offered under, and the Fund is otherwise operating in compliance with, relevant exemptions from registration under Applicable Law; (ii) other than with respect to information expressly provided by the Placement Agent to the Fund in writing for inclusion in the Offering Documents, the Fund maintains Offering Documents that are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material facts required to be stated therein, or necessary to make the statements in such Offering Documents, in light of the circumstances under which they were made, not misleading; (iii) the Placement Agent shall rely without further investigation on the information contained in the Offering Documents; and (iv) if the Fund determines that the covenant contained in subsection (ii) hereof is no longer true, or that the Offering Documents must be amended for any reason, the Fund will promptly notify the Placement Agent and will send corrected Offering Documents for the Placement Agent’s use.

e.	The Fund intends to elect to be treated as a business development company under the 1940 Act.

f.

Neither the Fund nor the General Partner (each, a “Covered Fund Entity”), any director or executive officer of a Covered Fund Entity, any other officer of a Covered Fund Entity that is participating in the offering of Fund Interests or, to the knowledge of the Fund, any beneficial owner of 20% or more of the Fund’s outstanding voting equity securities or any compensated solicitor for the Fund (other than the Placement Agent) is subject to a disqualifying event that would cause the Fund to be disqualified from reliance on Rule 506 of the Securities Act, and the Fund will promptly notify the Placement Agent if it becomes aware of any such disqualifying events.

g.

The Fund shall be responsible for filings contemplated by Section 36b-21(e) of the Connecticut Uniform Securities Act (requiring Form D issuers to file a copy of the Form D with the State of Connecticut).

The Fund’s representations, warranties and covenants shall be continuing during the term of this Agreement. The Fund shall promptly notify the Placement Agent if any change occurs that would make any representation, warranty or covenant made by the Fund in this Section 3 inaccurate or incomplete in any material respect or if any proceeding or investigation is pending or threatened that, if adversely determined, would adversely impact the offering of Fund Interests as contemplated by this Agreement.

4.	Representations, Warranties and Covenants of the Placement Agent. The Placement Agent hereby represents, warrants and covenants to the Fund as follows:

a.

The Placement Agent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and in which the failure to be so qualified would materially adversely affect the Placement Agent’s ability to perform its obligations under this Agreement.

b.

The Placement Agent is registered as a broker-dealer with the SEC and is a member in good standing with FINRA, and shall operate only through its duly licensed Registered Representatives. The Placement Agent further represents and warrants that it (and where applicable, its Registered Representatives)

i.	is registered or qualified in all capacities and jurisdictions required by reason of any offers or sales made pursuant to this Agreement,

ii.

is registered and in good standing under the rules and regulations of the applicable state and/or federal agencies, self-regulatory, regulatory or governing bodies in which the nature or conduct of its business requires such registration and in which the failure to so register, and/or remain in good standing, would materially adversely affect its ability to perform its obligations under this Agreement, and

iii.	shall comply, in all material respects, with all applicable laws and regulations in connection with the performance of its obligations hereunder.

c.

The Placement Agent has full power and authority to approve, execute, deliver and perform its obligations under this Agreement, and when so approved, executed and delivered, this Agreement will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

d.

Each of (i) the Placement Agent or any other entity used or engaged directly or indirectly by the Placement Agent, which other entity has been or will be paid (directly or indirectly) remuneration for the services rendered in connection with this Agreement (each a “Placement Agent Entity”); (ii) any general partner, managing member or equivalent of a Placement Agent Entity; or (iii) any director, executive officer, or other officer rendering services hereunder, of any entity specified in clause (i) or (ii) or any other person receiving remuneration (directly or indirectly) for the rendering of services hereunder has not been subject to any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such event (“Disqualifying Event”) that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in disqualification under Rule 506(d)(1) of the Securities Act of such Fund’s use of the Rule 506 exemption from registration under the Securities Act.

The Placement Agent’s representations, warranties and covenants shall continue to be true, correct and in effect during the term of this Agreement or, if later, through the date all amounts payable hereunder have been paid. The Placement Agent shall promptly notify the Fund if any change occurs that would make any representation, warranty or covenant made by the Placement Agent in this Section 4 inaccurate or incomplete in any material respect or if any proceeding or investigation is pending or threatened that, if adversely determined, would adversely impact the offering of Fund Interests as contemplated by this Agreement.

5.	Solicitation With Respect to the Fund.

a.

The parties understand that the Fund Interests will not be registered under the Securities Act or the applicable securities laws of any U.S. state and will be offered and sold in reliance on exemptions from the registration requirements of the Securities Act other Applicable Law. Neither party shall take any action that would make such exemptions unavailable.

b.

The Placement Agent acknowledges receipt of the Offering Documents and shall use only the applicable Offering Documents and other documents relating to the Fund, including any marketing materials approved in writing by the Fund (collectively, with the Offering Documents, the “Approved Materials”) in soliciting Eligible Purchasers in such Fund and shall not make any modifications, revisions or amendments to the Approved Materials without the consent of the Fund.

c.

The Placement Agent shall provide Offering Documents and/or Approved Materials only to Eligible Purchasers. The Placement Agent shall cease distribution of any and all materials if so directed by the Fund.

d.

The Placement Agent hereby acknowledges that none of the Fund nor the General Partner of the Fund shall be obligated to accept the subscription of any Eligible Purchaser, and that the General Partner of the Fund, and/or the Fund, as the case may be, may reject any Eligible Purchaser in its sole and absolute discretion.

e.	The Placement Agent shall solicit Eligible Purchasers only in U.S. states in which the Placement Agent is properly licensed and registered and in compliance with all Applicable Laws.

f.

The Placement Agent shall not, without the prior written consent of the Fund, offer or sell the Fund Interests by means of or form of general solicitation or advertising within the meaning of Rule 502(c) of Regulation D of the Securities Act, including, but not limited to (1) any advertisement, article, notice or other communication published in any newspaper, magazine or other news medium or broadcast over the internet, television or other means, and (2) any seminar or meeting whose attendees have been invited by any general solicitation or advertising. In connection therewith, without the prior written consent of the Fund, neither the Placement Agent nor any Registered Representative shall mention the Fund, the Fund Interests or any information about its, his or her duties under this Agreement in any public medium, including, but not limited to, any newspaper, radio or television program or otherwise.

g.

The Placement Agent hereby agrees that it shall not provide any investment management services or render any investment advice to any Eligible Purchaser. The Placement Agent shall not take any action, directly or indirectly, that might reasonably cause an Eligible Purchaser to believe that the Placement Agent is rendering or will render investment advisory services to such Eligible Purchaser.

h.

The parties will reasonably cooperate with each other in facilitating the discharge of their respective obligations under Applicable Law with respect to the sale of Fund Interests in connection with the Agreement, including with respect to anti-money-laundering/know your customer compliance.

i.

The Placement Agent shall not issue any press release or make any public announcements in relation to the Fund or the offering of the Fund Interests without the prior written consent of the Fund, and any such press releases or public announcements will be made only after consultation with, and review and written approval by, the Fund.

j.

The Placement Agent hereby consents to the use of its name as placement agent in the offering materials for the Fund, in regulatory filings, and as otherwise required or necessary to be disclosed. The Placement Agent agrees to cooperate in good faith with the Fund in connection with the Fund’s preparation of any notices or other filings (or amendments thereto) with the SEC and/or each state regulatory authority or any other notices or filings with respect to the Fund Interests that may be required by applicable federal, state, or non-U.S. laws or regulations, including providing any information reasonably requested by the Fund in connection with such activities as soon as reasonably practicable after such request.

6.

Compensation. As compensation for the services provided hereunder, the Fund agrees to pay to the Placement Agent such fees as agreed upon between the parties from time to time (the “Fees”). Notwithstanding anything in this Agreement to the contrary, if a Disqualifying Event has occurred, the Fund’s obligation to make any payment of Fees hereunder shall be reduced or eliminated to the extent that such payment would preclude the Fund from relying upon Rule 506 of the Securities Act for an exemption from registration under the Securities Act.

7.

Term; Termination. This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on 120 days’ written notice, by either party. Notwithstanding any termination of this Agreement, the provisions of Section 8 shall remain in full force and effect and the parties shall remain entitled to the benefits thereof. Further, notwithstanding the termination of this Agreement as aforesaid, the Placement Agent shall be entitled to any amounts owed under Section 6 through the date of termination.

This Agreement will automatically terminate in the event of its “assignment.”

8.

Indemnification. Each party (“Indemnifying Party”) will defend, indemnify and hold harmless the other party (“Indemnified Party”), its partners, members, shareholders, employees and agents (its “Related Indemnified Parties”) from and against any claim, suit, demand, loss, damage, reasonable expense, including reasonable and documented attorney’s fees, or liability (collectively, “Losses”) (but in all cases excluding consequential damages) in connection with or arising from Indemnifying Party’s: (i) breach of this Agreement; (ii) breach of its fiduciary duty or violation of applicable law; or (iii) gross negligence or willful misconduct (collectively, the matters referred to in clauses (i), (ii) and (iii) are “Misconduct”).

The Indemnifying Party will have no obligation to indemnify and hold harmless the Indemnified Party or its Related Indemnified Parties in respect of any Losses which are finally judicially determined to have primarily resulted from the Misconduct of the Indemnified Party or a Related Indemnified Party, as the case may be. Where an indemnification obligation exists in accordance with this Section 8, expenses will be reimbursed or advanced when and as incurred promptly upon submission by the Indemnified Party (on behalf of itself and its Related Indemnified Parties) of itemized statements to the Indemnifying Party.

To receive the foregoing indemnities, the Indemnified Party (on behalf of itself and its Related Indemnified Parties) must promptly notify the Indemnifying Party in writing of a claim or suit (but delay in furnishing such notification will limit the obligations of the Indemnifying Party hereunder only to the extent that it is actually prejudiced by such delay) and provide reasonable cooperation (at the Indemnifying Party’s expense). The Indemnified Party and its Related Indemnified Parties have the right to participate at their own expense in the claim or suit.

9.

Confidentiality. Each party will keep confidential all information furnished by one party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with our engagement, except for such information that: (i) legally and legitimately is or becomes of general public knowledge from sources other than the Disclosing Party, (ii) is received by a party lawfully and in good faith from a third party who did not obtain it subject to an obligation of confidentiality to the Disclosing Party, or (iii) the Receiving Party is required by applicable law or rule, including, without limitation, any rule of FINRA or any other self-regulatory agency having jurisdiction over the Receiving Party or its business, judicial or administrative process to disclose. The foregoing will not be construed to restrict the Placement Agent from providing the Offering Documents to Eligible Purchasers, as contemplated by and in accordance with this Agreement or to restrict any party from cooperating with requests from a regulatory or self-regulatory agency, whether during a routine inspection or otherwise.

10.

Independent Contractor. The Placement Agent is acting solely as the Fund’s agent under this Agreement, and as an independent contractor, and not as a partner or joint venturer. The Placement Agent acknowledges that it has no authority to enter into any agreement or incur any obligation on behalf of the Fund or any of its affiliates, to effect any sales of Fund Interests or to waive or modify any of the terms of the Fund or its offering, and the Placement Agent will make no representation or take any action to the contrary.

11.

Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon any person (including, but not limited to, any Eligible Purchaser), other than the parties or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.

12.

Force Majeure. Neither party will be liable under this Agreement for any delays or failures in its performance of this Agreement due to fires, floods, natural disasters, Acts of God, acts of war or terrorism, riots, labor disputes, pandemics, actions relating to the foregoing by civil or military authorities or any other event beyond its control, provided that financial inability in and of itself will not be a force majeure event for purposes of this Section.

13.	Miscellaneous.

a.

Nothing contained in this Agreement, express or implied, is intended to or shall confer upon any Person (including, but not limited to, any Eligible Purchaser or Registered Representative), other than the Fund and the parties or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.

b.

Whenever notice is required to be given by the provisions of this Agreement or under Applicable Law, such notice shall be in writing and delivered by personal delivery or by registered or certified mail or overnight express private carrier, return receipt requested, postage prepaid. Unless otherwise notified in writing, all notices to the Fund and Placement Agent shall be given or sent to the addresses set forth below:

If to the Fund:

Comvest Credit Managers, LLC

360 S. Rosemary Avenue, Suite 1700

West Palm Beach, FL 33401

Tel: (561) 727-2000

Email: c.rodriguez@comvest.com with a copy to m.altschuler@comvest.com

If to the Placement Agent:

AMG Distributors, Inc.

680 Washington Blvd.

Stamford, CT 06901

Attn: Chief Compliance Officer

Email: amgfcco@amg.com

c.

This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions of this Agreement shall remain valid and shall be enforced and construed as if such invalid portions were never part of the Agreement, and the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope of the term or provision, or to replace the term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

d.	This Agreement may only be amended by a written agreement signed by the parties hereto. No waiver shall be effective unless in writing and signed by the party to be charged.

e.

This Agreement, and any disagreement, dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, will be governed by and construed in accordance with the laws of New York, without regard to the principles of conflicts of law.

f.

This Agreement may be executed in one or more counterparts (including, but not limited to, electronic counterparts, e.g., pdf), each of which shall be deemed an original and all of which, when taken together, shall constitute one original agreement.

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of the parties as of the date first written above.

COMVEST CREDIT PARTNERS BDC FUND, L.P.

By:
Name:
Title:

AMG DISTRIBUTORS, INC.

By:
Name:	Keitha L Kinne
Title:	Chief Operating Officer